INVESTOR RELATIONS CONTACT:
Curt Stoelting, Chief Executive Officer, 630.573.7326 or cwstoelting@rc2corp.com or
Jody Taylor, Chief Financial Officer, 630.573.7328 or jltaylor@rc2corp.com

RC2 Corporation Reports 2004 Fourth
Quarter and Full Year Results

Oak Brook, IL - February 17, 2005 - RC2 Corporation (NASDAQ:RCRC) today announced its results for the fourth quarter and year ended December 31, 2004. Net income was $10.9 million or $0.51 per diluted share in the 2004 fourth quarter as compared with $15.6 million or $0.85 per diluted share in the year ago fourth quarter. Net income for the year ended December 31, 2004 was $34.0 million or $1.72 per diluted share as compared with $38.4 million or $2.12 per diluted share for the year ended December 31, 2003.

Results for the fourth quarter and the year ended December 31, 2004 were negatively impacted by the Company’s decision to discontinue certain low-performing product lines as well as its distribution at NASCAR trackside sales events. In December, the Company recorded a non-cash impairment charge of approximately $2.7 million, net of estimated income tax benefits, to write off intangible license and trademark assets recorded at the time of the Learning Curve acquisition. In addition, charges to write-off undepreciated tooling costs and fixed assets and to provide inventory and royalty reserves related to the discontinued product lines and trackside sales distribution totaled approximately $2.7 million, net of income tax benefits. In the fourth quarter the Company also recorded an adjustment to the income tax provision of approximately $598,000 or $0.03 per diluted share. The combined impact of these fourth quarter charges on the Company’s diluted earnings per share was approximately $0.28 and $0.30 for the fourth quarter and year ended December 31, 2004, respectively. Net income per diluted share for the fourth quarter and the year ended December 31, 2003 was positively impacted by $0.09 and $0.19 per diluted share, respectively, as a result of a reduction in the income tax provision. (Refer to the attached Diluted Earnings Per Share Reconciliation). Results for 2004 include Playing Mantis, Inc. (Playing Mantis) from June 1, 2004 and The First Years Inc. (The First Years) from September 16, 2004. Results for 2003 include Learning Curve International, Inc. (Learning Curve) from March 1, 2003.

Fourth quarter net sales increased 39.3% to $140.4 million compared with $100.8 million for the fourth quarter a year ago. Net sales for the fourth quarter of 2004 excluding the 2004 acquisitions of The First Years and Playing Mantis increased approximately 4.1% versus the prior year reported fourth quarter net sales. Net sales for the 2004 year increased 22.7% to $381.4 million from $310.9 million for 2003. Net sales for the 2004 year excluding the two 2004 acquisitions increased by approximately 1.4% versus pro forma net sales for 2003. Pro forma net sales for 2003 assume that the Learning Curve acquisition, which had an effective date of March 1, 2003, occurred as of the beginning of 2003. Pro forma net sales of $489.5 million for the year ended 2004, assuming that the Playing Mantis and The First Years acquisitions occurred as of January 1, 2004, less net sales from discontinued product lines and NASCAR trackside events totaling $20.7 million, were $468.8 million.

Fourth Quarter Operating Results
The fourth quarter net sales increase was primarily attributable to the addition of Playing Mantis and The First Years. Sales increases occurred in all three of our product categories, (refer to the attached supplemental sales reporting schedule), with 15.2% organic growth within the children’s toy category primarily driven by the John Deere ride-on and toy vehicles, and Thomas & Friends product lines. The increase in the infant products category is due to inclusion of The First Years acquisition. The increase in the collectible products category can be primarily attributed to the impact of the Playing Mantis acquisition and positive results from the American Chopper / Orange County Chopper product line. Sales in this category have been negatively impacted by the continued softness in the automotive replica product lines including difficult comparisons with The Fast and The Furious product line sales last year and the continuing decline in NASCAR product sales.

Gross margin decreased to 45.7% from 51.5%, due to the non-recurring charge mentioned above, increased product costs, a less favorable product sales mix in the current year’s fourth quarter versus the prior year’s fourth quarter and the impact of sales from recently acquired companies which generally carry lower gross profit margins than historical RC2 products. Gross margin in the fourth quarter of 2004, excluding approximately $3.0 million in fourth quarter non-recurring charges detailed above was 47.8%. Selling, general and administrative expenses as a percentage of net sales increased to 32.0% in the fourth quarter of 2004 compared with 31.1% in the fourth quarter of 2003 primarily driven by the fourth quarter charges detailed above, which were somewhat offset by the favorable impact from initial integration cost savings realized during the quarter. Operating income decreased 7.1% to $19.1 million or 13.6% of net sales from $20.6 million or 20.4% of net sales in the prior year fourth quarter. Operating income in the fourth quarter of 2004, excluding approximately $8.5 million in fourth quarter non-recurring charges detailed above, was $27.6 million or 19.7% of net sales.

Year to Date Operating Results
The net sales increase for the year was primarily attributable to the addition of Learning Curve for twelve months of 2004 compared with only ten months in 2003, as well as the addition of Playing Mantis and The First Years as of the respective effective dates of closing such acquisitions in 2004. Net sales increases occurred in the children's toys and infant products categories, but were partially offset by a decrease in the collectible products category. (Refer to the attached supplemental sales reporting schedule.) The increase in the children’s toy category can be primarily attributed to the Thomas & Friends and John Deere ride-on and toy vehicles product lines. The increase in the infant products category is a result of The First Years acquisition and growth from Learning Curve’s Lamaze product line. Despite the increases from the Playing Mantis acquisition and the positive results from the new American Chopper / Orange County Chopper product line, sales in the collectible products category decreased due to the continued softness in the vehicle replica product lines including difficult comparisons with The Fast and The Furious product line sales last year and the continuing decline in NASCAR product sales.

The gross margin for the year ended December 31, 2004 decreased to 49.3% as compared with 52.1% for the 2003 year, due to increased product and freight costs, a less favorable product sales mix, the fourth quarter charges detailed above and the impact of sales from recently acquired companies which generally carry lower gross profit margins than historical RC2 products. Gross margin excluding approximately $3.0 million in fourth quarter non-recurring charges was approximately 50.0%. Selling, general and administrative expenses as a percentage of net sales were 34.2% for 2004 as compared with 33.7% for 2003 primarily reflecting the inclusion of the fourth quarter non-recurring charges. Operating income increased slightly to $57.3 million or 15.0% of net sales for the year ended December 31, 2004 as compared with $57.2 million or 18.4% of net sales for the year ended December 31, 2003. Operating income in 2004, excluding approximately $8.5 million in fourth quarter non-recurring charges detailed above, was $65.7 million or 17.2% of net sales.

Balance Sheet Update
The Company has continued to generate strong cash flow and has reduced its debt by $33.7 million during the fourth quarter of 2004. On December 31, 2004, the Company’s outstanding debt balance was $131.3 million compared with $165.0 million on September 30, 2004 and its year end cash balances exceeded $20 million. The Company expects to make additional debt payments in the first quarter of 2005 of over $20 million.

Commentary
Curt Stoelting, CEO of RC2 commented, “2004 was a very active year for RC2. The Company completed two strategic acquisitions, which increased our presence in the growing less-seasonal infant products industry, added depth in our collectible products category, increased our retail shelf space and added sustainable proprietary brands to our portfolio. We also launched an all new American Chopper / Orange County Chopper product line, grew our already strong Thomas and Friends and John Deere product lines and developed a compelling offering of all new Bob the Builder preschool toy products which are set to launch in 2005. In 2004, we were challenged by rising input costs, increased seasonality and declining sales in collectible vehicles.

“Much of the year was focused on the integration of the two acquisitions which has proceeded as we planned and is expected to reflect over $10 million in cost savings in 2005. We estimate that cost savings realized in the results for the fourth quarter of 2004 was approximately $2.0 million and that the cumulative cost savings realized in the 24 months after the acquisitions will approximate $13 to $15 million. These integration efforts have enabled RC2 to build a platform which we believe will support growth and expansion in both our infant products and children’s toy categories.

“While our overall 2004 results did not meet our expectations, we were pleased with certain aspects of our sales performance which demonstrated positive trends despite the difficult retail environment. We had solid sales growth in a number of key chain accounts and achieved growth in some of our non-chain channels including specialty and hobby and corporate and promotional. Sales internationally increased in 2004 and we expect additional sales increases in international markets in 2005. Finally, our children’s toy and infant products categories both posted strong pro forma growth in 2004 and we expect these trends to continue in 2005.

“While the Company experienced lower profit margins in 2004 due to higher costs, product mix changes and the impact of the 2004 acquisitions, the Company is planning to implement selective price increases throughout 2005, which are expected to offset higher product costs. Additionally, our recent investments to expand and modernize our distribution facilitates should ultimately lower supply chain costs while increasing our capacity.

“Looking forward, we remain excited about 2005 and about our opportunities in 2006 and beyond. During the fourth quarter we discontinued a number of low-performing product lines and sales activities which will allow us to focus on more profitable areas which have greater growth potential. We expect operating results in 2005 to progressively improve and look forward to reporting our progress as we move through the year.”

Financial Outlook
Pro forma sales excluding discontinued product lines and trackside event sales totaled $468.8 million with each of the Company’s three product categories accounting for approximately one-third of this total. From this base level of 2004 sales, the Company expects overall sales growth in 2005 based on anticipated sales increases in its children’s toys and infant products categories and anticipated flat to slightly declining sales in its collectible products category. Overall sales increases are dependent on a number of factors including continued success and expansion of existing product lines and successful introductions of new products and product lines and are impacted by seasonality, overall economic conditions including consumer retail spending and shifts in the timing of that spending and the timing and level of retailer orders.

The Company expects seasonality will continue to be a significant factor and that potential sales and earnings increases are likely to occur in the second half of 2005. Due to the elimination of certain product lines and of trackside event sales and integration activities during the current quarter, the Company believes that net sales and diluted earnings per share for the first quarter of 2005 could be lower than pro forma results for the first quarter of 2004. As noted in our Form 8-K filed on July 12, 2004, pro forma (assuming that The First Years acquisition occurred as of the beginning of the period) net sales and diluted earnings per share in the first quarter of 2004 were approximately $98.4 million and $0.23, respectively. Based on current sales and margin estimates and the expected timing of integration cost savings, the Company currently expects that full year 2005 diluted earnings per share will range from $2.40 to $2.50, excluding any impact from the valuation of intangibles from the two 2004 acquisitions which is expected to be completed by the third quarter of 2005 and the impact of expensing stock options under the new accounting rules which are schedule to take effect in July 2005. The after-tax impact of this new stock option accounting rule for the full years of 2004 and 2005 is estimated to be approximately $0.09 to $0.12 per diluted share in each year.

Use of Non-GAAP Financial Information
In addition to the results reported in accordance with accounting principles generally accepted in the United States ("GAAP") included in this release, the Company has provided certain non-GAAP financial information, including net sales information excluding the acquisitions of The First Years and Playing Mantis, pro forma net sales excluding net sales from discontinued product lines and NASCAR trackside events, gross margins and operating income excluding non-recurring charges, and the attached Diluted Earnings Per Share Reconciliation. Management believes that the presentation of these non-GAAP financial measures provides useful information to investors because this information may allow investors to better evaluate ongoing business performance and certain components of the Company's results. This information should be considered in addition to the results prepared in accordance with GAAP, and should not be considered a substitute for the GAAP results. The Company has reconciled the non-GAAP financial information included in this release to the nearest GAAP measure in context.

Earnings Conference Call Information
The Company’s quarterly earnings conference call will be held at 4:45 p.m. EDT on Thursday, February 17, and is available live and in replay to all analysts/investors through a webcast service. To listen to the live call, go to www.fulldisclosure.com or www.vcall.com at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on CCBN and VCALL.

Company Description

RC2 Corporation (www.rc2corp.com) is a leading designer, producer and marketer of innovative, high-quality toys, collectibles, hobby and infant care products that are targeted to consumers of all ages. RC2’s infant and preschool products are marketed under its Learning Curve® family of brands which includes The First Years®, Eden® and Lamaze brands as well as popular and classic licensed properties such as Thomas and Friends, Bob the Builder, Winnie the Pooh, John Deere and Sesame Street. RC2 markets its collectible and hobby products under a portfolio of brands including Racing Champions®, Ertl®, Ertl Collectibles®, American Muscle™, Johnny Lightning®, AMT®, Polar Lights®, Press Pass®, JoyRide®, JoyRide Studios®, Memory Lane™, and W. Britain®. RC2 reaches its target consumers through multiple channels of distribution supporting more than 25,000 retail outlets throughout North America, Europe, Australia, and Asia Pacific.

Forward Looking Statements
Certain statements contained in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following: the Company may experience unanticipated difficulties in integrating its acquisition of The First Years; the Company may not be able to manufacture, source and ship new and continuing products on a timely basis; the Company is dependent upon timely shipping of product and unloading of product through West Coast ports as well as timely rail/truck delivery to the Company’s warehouse and/or customers’ warehouses; increases in the cost of raw materials used to manufacture the Company’s products and increases in freight costs could increase the Company’s cost of sales and reduce the Company’s gross margins; currency exchange rate fluctuations could increase the Company’s expenses; customers and consumers may not accept the Company’s products at prices sufficient for the Company to profitably recover development, manufacturing, marketing, royalty and other costs; the inventory policies of retailers, together with increased reliance by retailers on quick response inventory management techniques, may increase the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight shipping schedules; competition in the markets for the Company's products may increase significantly; the Company is dependent upon continuing licensing arrangements with vehicle manufacturers, agricultural equipment manufacturers, major race sanctioning bodies, race team owners, drivers, sponsors, agents and other licensors; the Company may experience unanticipated negative results of litigation; the Company relies upon a limited number of independently owned factories located in China to manufacture a significant portion of its vehicle replicas and certain other products; the Company is dependent upon the continuing willingness of leading retailers to purchase and provide shelf space for the Company's products; and general economic conditions in the Company's markets. Such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

-Tables to Follow-

RC2 Corporation and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share data)

	Quarter ended December 31,		Year ended December 31,
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$140,437	$100,824	$381,425	$310,946
Cost of sales (1)	76,262	48,892	193,497	148,908
Gross profit	64,175	51,932	187,928	162,038
Selling, general and administrative expenses(1)	44,945	31,314	130,583	104,794
Amortization of intangible assets	94	30	94	30
Operating income	19,136	20,588	57,251	57,214
Interest expense, net	1,598	984	4,063	3,477
Other expense (income)	(78)	(264)	(508)	(145)
Income before income taxes	17,616	19,868	53,696	53,882
Income tax expense	6,729	4,256	19,718	15,465
Net income	$10,887	$15,612	$33,978	$38,417

(1)   Depreciation expense was approximately $6.0 million and $3.1 million for the quarters ended December 31, 2004 and 2003, respectively.  Depreciation expense was approximately $15.3 million and $12.0 million for the years ended December 31, 2004 and 2003, respectively.

EPS:
Net income per share
Basic	$0.53	$0.90	$1.82	$2.25
Diluted	$0.51	$0.85	$1.72	$2.12
Weighted average shares outstanding
Basic	20,413	17,277	18,687	17,060
Diluted	21,418	18,396	19,761	18,105

	Selected Consolidated Balance Sheet Data

	December 31, 2004	September 30, 2004	December 31, 2003
	(Unaudited)	(Unaudited)	(Unaudited)

Cash and cash equivalents	$20,123	$25,128	$16,548
Trade accounts receivable, net	93,616	100,968	72,165
Inventory	55,023	71,519	37,464
Accounts payable and accrued expenses	64,040	77,683	48,179
Line of credit	50,000	80,000	35,000
Term loan	81,250	85,000	50,000
Stockholders' equity	$346,762	$331,977	$225,299

General Notes:
(a) Results for 2003 include Learning Curve from March 1, 2003. Results for 2004 include Playing Mantis from
June 1, 2004 and The First Years from September 16, 2004. As these acquisitions were accounted for using the purchase method, periods prior to the acqusition effective date do not include any results for Learning Curve, Playing Mantis or The First Years.
(b) Certain prior year amounts have been reclassified to conform to the current year presentation.

RC2 Corporation and Subsidiaries
Reconciliation of Diluted Earnings Per Share

	Quarter Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

As reported	$0.51	$0.85	$1.72	$2.12
Tax adjustments	0.03	(0.09)	0.03	(0.19)
Pro Forma LCI full Year	-	-	-	(0.16)
Non-recurring charges for
discontinued products	0.25	-	0.27	-
As adjusted	$0.79	$0.76	$2.02	$1.77

RC2 Corporation and Subsidiaries
Supplemental Sales Reporting

(in thousands) (unaudited)

	Quarter ended Dec. 31, 2004	Quarter ended Dec. 31, 2003	Year ended Dec. 31, 2004	Year ended Dec. 31, 2003
Net sales by Category:
Collectible products	$44,199	$44,081	$154,838	$163,355
Children’s toys	57,125	49,582	166,406	128,715
Infant products	39,113	7,160	60,181	18,876
Net sales	$140,437	$100,824	$381,425	$310,946

Net sales by Channel:
Chain retailers	$85,576	$51,902	$199,637	$151,883
Specialty and hobby wholesalers and retailers	32,677	26,596	116,519	91,721
OEM dealers	13,120	14,866	37,810	38,613
Corporate promotional	6,811	5,379	18,216	17,842
Direct to consumers	2,253	2,081	9,243	10,887
Net sales	$140,437	$100,824	$381,425	$310,946